Exhibit 99.1
For more information, contact:

Tom Miller	Michael Attar
Chief Financial Officer	Director Investor Relations
(818) 444-2325	(818)444-2330
tmiller@ixiacom.com	mattar@ixiacom.com
Ixia Announces 2007 First Quarter Results
CALABASAS, CA— April 26, 2007— Ixia (Nasdaq: XXIA) today reported its financial results for the first quarter ended March 31, 2007.
Total revenues for the first quarter of 2007 were $40.7 million, which compares to $37.1 million in the first quarter of 2006. First quarter 2007 revenues did not include any amounts from the reversal of deferred revenue related to the cessation of implied post contract customer support (“PCS”) obligations. First quarter 2006 revenues include approximately $200,000 from the reversal of deferred revenue related to the cessation of implied PCS obligations. On a GAAP basis, the net loss for the first quarter of 2007 was $759,000, or $0.01 per share, compared to a net loss of $62,000, or $0.00 per share for the first quarter of 2006. First quarter 2007 operating expenses include $1.4 million related to the recently completed restatement of Ixia’s Consolidated Financial Statements.
Ixia’s 2007 first quarter GAAP results include non-cash charges of $3.8 million related to stock-based compensation, $1.9 million for the amortization of acquired intangible assets, and a net tax benefit of $1.6 million related to these items. Excluding the effects of these items, non-GAAP net income for the first quarter of 2007 was $3.3 million, or $0.05 per diluted share, compared to $3.8 million, or $0.06 per diluted share, for the comparable period in 2006. First quarter 2006 non-GAAP results exclude non-cash charges of $4.9 million related to stock-based compensation, $1.5 million for the amortization of acquired intangible assets, and a net tax benefit of $2.5 million related to these items.
“Ixia has begun 2007 with strong performance in a number of important areas,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “We added 54 new customers during the first quarter and saw healthy demand in our government and enterprise business. We had a good quarter for software sales, led by IxLoad, our Layer 4 through 7 application, which is used to test advanced services like IPTV, while 10 Gigabit Ethernet sales remained robust. Cisco revenues were also strong, increasing more than 20% sequentially. Internationally, we generated near record revenues in the China region, which includes Taiwan, and there was a healthy demand for our products in India. The strength of our business in these strategically important regions bodes well for Ixia’s future. Finally, we increased our cash and investments position by almost $9 million and remain in excellent financial condition.”
“As we anticipated, the first quarter operating environment was challenging.” added Mr. Ginsberg. “The seasonal slowdown in spending, combined with some continued pricing pressure on larger deals, resulted in earnings slightly below our expectations. Beyond the first quarter, with the restatement expenses behind us, we expect operating expenses to decrease sequentially in the second quarter and we look to generate earnings leverage. We believe that our investments in our product portfolio, development capabilities and sales force, combined with what we believe will be a generally favorable customer spending environment this year, make us optimistic about our longer term growth prospects.”
As of the end of the first quarter ended March 31, 2007, Ixia had cash, cash equivalents and investments of $230 million and no debt.
Ixia will host a conference call today for analysts and investors to discuss its 2007 first quarter results at 5:00 p.m. Eastern Time. Open to the public, a live Web cast of the conference call, along with supplemental financial information, will be accessible from the “Investors” section of Ixia’s Web site (www.ixiacom.com). Following the live Web cast, an archived version will be available in the “Investors” section on the Ixia Web site for 90 days.
Non-GAAP Information
To supplement our consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have included certain non-GAAP financial measures in this press release and in the attachments hereto. Specifically, we have provided non-GAAP financial measures (e.g., non-GAAP cost of revenues, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share) that exclude certain non-cash expenses such as the amortization of acquisition-related intangible assets and stock-based compensation, as well as the related income tax effects of such items. The amortization of acquisition-related intangible assets and stock-based compensation represent non-cash charges that may be difficult to estimate from period to period and that are not directly attributable to the underlying performance of our business operations. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding certain non-cash charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included below in this press release.
About Ixia
We are a leading provider of performance test systems for IP-based infrastructure and services. Our highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Our test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Our Triple Play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions. Our vision is to be the world’s pre-eminent provider of solutions to enable testing of next generation IP Triple Play networks. Our test systems utilize a wide range of industry-standard interfaces, including Ethernet, SONET, ATM, and wireless connectivity, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818)-871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.
Ixia, the Ixia four petal logo and IxLoad are trademarks and/or registered trademarks of Ixia. Other trademarks are the property of their respective owners.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include those identified in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IXIA
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$61,056	$64,644
Short-term investments in marketable securities	144,802	152,703
Accounts receivable, net	33,348	36,221
Inventories	11,796	11,604
Deferred income taxes	5,771	6,382
Prepaid expenses and other current assets	3,834	4,182

Total current assets	260,607	275,736

Investments in marketable securities	24,572	4,354
Property and equipment, net	22,155	22,044
Deferred income taxes	9,868	9,486
Intangible assets, net	20,800	20,224
Goodwill	16,728	16,728
Other assets	483	487

Total assets	$355,213	$349,059

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,542	$2,195
Accrued expenses	17,843	15,873
Deferred revenues	16,742	17,346
Income taxes payable	330	5,154

Total current liabilities	38,457	40,568

Deferred revenues	7,120	7,202
Other liabilities	4,610	500

Total liabilities	50,187	48,270

Shareholders’ equity:
Common stock, without par value; 200,000 shares authorized at March 31, 2007 and December 31, 2006; 67,627 and 67,351 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	133,622	132,413
Additional paid-in capital	90,092	86,305
Retained earnings	81,312	82,071

Total shareholders’ equity	305,026	300,789

Total liabilities and shareholders’ equity	$355,213	$349,059

IXIA
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Revenues:
Products	$34,715	$30,734
Services	5,988	6,333

Total revenues	40,703	37,067

Costs and operating expenses:(1)
Cost of revenues — products	7,855	6,449
Cost of revenues — amortization of purchased technology	1,329	1,056
Cost of revenues — services	1,144	586
Research and development	11,668	10,560
Sales and marketing	14,843	14,708
General and administrative	6,484	5,654
Amortization of intangible assets	531	399

Total costs and operating expenses	43,854	39,412

Loss from operations	(3,151)	(2,345)
Interest and other income, net	2,699	2,101

Loss before income taxes	(452)	(244)
Income tax expense (benefit)	307	(182)

Net loss	$(759)	$(62)

Loss per share:
Basic	$(0.01)	$(0.00)
Diluted	$(0.01)	$(0.00)

Weighted average number of common and common equivalent shares outstanding:
Basic	67,414	66,635
Diluted	67,414	66,635

(1) Stock-based compensation included in:
Cost of revenues — products	$142	$172
Cost of revenues — services	54	65
Research and development	1,421	1,842
Sales and marketing	1,710	2,032
General and administrative	515	791

IXIA
Non-GAAP Information and Reconciliation to Comparable GAAP Financial Measures
(in thousands, except percentages and per share data)
(unaudited)

	Three months ended March 31,
	2007		2006
		% Total		% Total
	Amount($)	Revenues	Amount($)	Revenues
Total cost of revenues – GAAP	$10,328	25.4%	$8,091	21.7%
Amortization of purchased technology (a)	(1,329)	-3.3%	(1,056)	-2.8%
Stock-based compensation(b)	(196)	-0.5%	(237)	-0.6%

Total cost of revenues – Non-GAAP	$8,803	21.6%	$6,798	18.3%

Operating expenses – GAAP	$33,526	82.4%	$31,321	84.5%
Amortization of intangible assets(a)	(531)	-1.3%	(399)	-1.1%
Stock-based compensation(b)	(3,646)	-9.0%	(4,665)	-12.6%

Operating expenses – Non-GAAP	$29,349	72.1%	$26,257	70.8%

Loss from operations – GAAP	$(3,151)	-7.7%	$(2,345)	-6.3%
Effect of reconciling items(c)	5,702	14.0%	6,357	17.2%

Income from operations – Non-GAAP	$2,551	6.3%	$4,012	10.9%

Income tax expense (benefit) – GAAP	$307	0.8%	$(182)	-0.5%
Effect of reconciling items(d)	1,605	3.9%	2,470	6.7%

Income tax expense – Non-GAAP	$1,912	4.7%	$2,288	6.2%

Net loss – GAAP	$(759)	-1.9%	$(62)	-0.2%
Effect of reconciling items(e)	4,097	10.1%	3,887	10.5%

Net income – Non-GAAP	$3,338	8.2%	$3,825	10.3%

Diluted loss per share – GAAP	$(0.01)		$(0.00)
Effect of reconciling items(f)	0.06		0.06

Diluted earnings per share – Non-GAAP	$0.05		$0.06

(a)	This reconciling item represents the amortization of intangible assets related to the acquisitions of various businesses and technologies such as the acquisition of the ANVLTM product line from Empirix, Inc., the acquisition of certain rights associated with the Chariot® product line from NetIQ Corporation and the acquisition of G3 Nova Technologies, Inc. As the amortization expense represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding the amortization of acquisition-related intangible assets, investors are provided with supplemental information that is useful in evaluating our ongoing operations and performance. While the amortization of acquisition-related intangible assets is expected to continue in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.

(b)	This reconciling item represents stock-based compensation expense recognized under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). As stock-based compensation represents a non-cash charge that is not directly attributable to the underlying performance of our business operations, we believe that by excluding stock-based compensation, investors are provided with supplemental information that is useful in comparing our operating results from period to period and in evaluating our core operations and performance. While we expect to continue to recognize stock-based compensation expense in the future, management also excludes this expense when evaluating current performance, forecasting future results, measuring core operating results, and making operating and strategic decisions.

(c)	This adjustment represents the effects of the reconciling items noted in footnotes (a) and (b).

(d)	This adjustment represents the income tax effects of the reconciling items noted in footnotes (a) and (b).

(e)	This adjustment represents the effects of the reconciling items noted in footnotes (a) and (b), net of tax.

(f)	This adjustment represents the effects of the reconciling items noted in footnotes (a) and (b), net of tax, on a diluted per share basis.